Exhibit 5.1 and Exhibit 23.1


December 7, 1999

Infinity Broadcasting Corporation
40 West 57th Street
New York, N.Y.  10019


Ladies and Gentlemen:

     At the request of Infinity Broadcasting Corporation, I am furnishing this opinion to Infinity for filing with the Securities and Exchange Commission as Exhibit 5 to Post-Effective
Amendment No. 2 on Form S-8 to be filed by Infinity to its Registration Statement No. 333-88363 on Form S-4 under the
Securities Act of 1933, as amended.

     I have examined, either personally or indirectly through lawyers who report to me or through other counsel, originals or copies (certified or otherwise identified to my satisfaction) of the Agreement and Plan of Merger, as amended, among Infinity, Outdoor Systems, and Burma Acquisition Corp. (the "Merger Agreement"), the Restated Certificate of Incorporation and By-Laws of Infinity, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Infinity, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as the basis for the opinions set forth in this letter.

     In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of Infinity and upon the representations and warranties of Infinity contained in the Merger Agreement.

     Based on the foregoing and subject to the qualifications stated herein, I am of the opinion that the shares of Infinity Class A Common Stock to be issued by Infinity as contemplated by the Registration Statement upon the exercise of stock options or upon payment of incentive stock awards assumed by Infinity pursuant to the Merger Agreement in accordance with their terms and the terms of the following Outdoor Systems plans have been duly authorized and, when issued against payment of the exercise price therefor if and as applicable, will be validly issued, fully paid and nonassessable: (1) Outdoor Systems, Inc. 1996 Non-Employee Director Stock Option Plan; (2) Outdoor Systems, Inc. 1996 Omnibus Plan; (3) Agreement and Grant of Option dated as of April 3, 1989, between Outdoor Systems, Inc. and Arturo R.
Moreno, as amended by the First Amendment to Agreement and Grant of Option dated as of January 1, 1991; and (4) Agreement and Grant of Option dated as of January 1, 1991, between Outdoor Systems, Inc. and Wally Kelly.

     I express no opinion with respect to the laws of any jurisdiction other than the corporate laws of the Commonwealth of Pennsylvania and the federal securities laws of the United
States.

     I hereby consent to the use of this opinion letter as an exhibit to the Post-Effective Amendment No. 2 to the Registration
Statement and to the references to me in Item 5, Part II of such Registration Statement.



                                        Very truly yours,


                                        /s/ Angeline C. Straka
                                        -------------------------
                                        Angeline C. Straka
                                        Vice President and
                                        Secretary